UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 30, 2007
Zimmer Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
345 East Main Street
Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (574) 267-6131
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 30, 2007, Zimmer Holdings, Inc. (the “Company”), Zimmer K.K., Zimmer Investment Luxembourg S.C.A., and the borrowing subsidiaries named therein entered into a $1.35 billion amended and restated credit agreement (the “Amended and Restated Credit Agreement”) with the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., Tokyo Branch, as administrative agent for the Japanese lenders, and J.P. Morgan Europe Limited, as administrative agent for the European lenders. A copy of the Amended and Restated Credit Agreement is included as Exhibit 10.1 to this filing and is incorporated herein by reference.
     The Amended and Restated Credit Agreement amends and restates the amended and restated credit agreement dated as of March 31, 2005 and amended as of April 15, 2005, among the Company, Zimmer, Inc., Zimmer K.K., Zimmer Ltd., Zimmer Switzerland Holdings Ltd., Zimmer Investment Luxembourg S.C.A., Zimmer GmbH, the borrowing subsidiaries named therein, the subsidiary guarantors named therein (the “Subsidiary Guarantors”), the lenders named therein and the administrative agents named therein, which provided for a $1.35 billion revolving credit facility maturing March 31, 2010 (the “Existing Credit Agreement”).
     The principal terms amended from the Existing Credit Agreement were:
•	the release of certain parties, including Zimmer, Inc., Zimmer Ltd., Zimmer Switzerland Holdings Ltd., Zimmer GmbH and each Subsidiary Guarantor, from their obligations under the Existing Credit Agreement;

•	the definition of “Consolidated Total Debt” was amended to increase the amount of cash and cash equivalents that could be subtracted from the balance sheet debt of the Company from $50 million to $100 million;

•	the definition of “Pricing Grid” was modified to generally reduce the facility fees, utilization fees and applicable margins; and

•	the maturity date of the revolving facility was extended to November 30, 2012, and a provision was added permitting the Company to request that the maturity date be extended for two additional one-year periods.
     Otherwise, the principal terms of the Existing Credit Agreement were not amended. Borrowings under the Amended and Restated Credit Agreement will be used for general corporate purposes and may bear interest at a LIBOR-based rate plus an applicable margin determined by reference to the Company’s senior unsecured long-term credit rating and the amounts drawn under the Amended and Restated Credit Agreement, at an alternate base rate, or at a fixed rate determined through a competitive bid process. The Amended and Restated Credit Agreement contains customary affirmative and negative covenants and events of default for an unsecured financing arrangement, including, among other things, limitations on consolidations, mergers and sales of assets, as defined in the Amended and Restated Credit Agreement. Financial covenants include a maximum leverage ratio of 3.0 to 1.0 and a minimum interest coverage ratio of 3.5 to 1.0. If the Company falls below an investment grade credit rating, additional restrictions would result, including restrictions on investments and payment of dividends, as defined in the Amended and Restated Credit Agreement. The covenants contained in the Amended and Restated Credit Agreement are not materially different from those contained in the Existing Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure required by this Item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
10.1	$1,350,000,000 Amended and Restated Credit Agreement dated as of November 30, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIMMER HOLDINGS, INC.
By:	/s/ Chad F. Phipps
	Name:	Chad F. Phipps
	Title:	Senior Vice President, General Counsel and Secretary

Dated: December 5, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	$1,350,000,000 Amended and Restated Credit Agreement dated as of November 30, 2007